Exhibit 2.3

WAIVER OF CLOSING CONDITION
UNDER MERGER AGREEMENT

Reference is made to that certain Agreement and Plan of Merger, dated as of February 4, 2022 (the “Agreement”), by and among Second Sight Medical Products, Inc., a California corporation (the “Company”), Nano Precision Medical, Inc., a California corporation (“NPM”), and NPM Acquisition Corp., a California corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

In accordance with Section 7 of the Agreement and in consideration of the mutual covenants and agreements contained therein, the Company hereby waives the requirement, pursuant to Section 7.8 of the Agreement, that NPM shall have terminated the shareholders’ agreement, dated February 25, 2016, by and between NPM and the holders of NPM’s outstanding shares of common stock.

This Waiver shall not constitute an amendment or waiver of any other provision of the Agreement not expressly referred to herein and shall not be construed as a waiver of, or consent or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement, or condition contained in the Agreement, except as expressly provided for herein.

IN WITNESS WHEREOF, the undersigned has caused this Waiver to be duly executed as of the 30th day of August, 2022.

[Signature Page Follows]

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:	/s/ Scott Dunbar
Name:	Scott Dunbar
Title:	Acting Chief Executive Officer

[Signature Page to Waiver of Closing Condition]